Samaritan Pharma Requests Hearing Before AMEX's Listing Qualifications Panel to Appeal Non Acceptance of Company's Compliance Plan

LAS VEGAS, February 2, 2007 (PRIME NEWSWIRE) -- Samaritan Pharmaceuticals Inc. (AMEX:LIV - News), a developer of innovative drugs, announces it has requested a hearing before the AMEX's listing qualifications panel to appeal the AMEX's decision that the Company's plan, submitted to the AMEX on December 6, 2006 to bring it into compliance by May 6, 2008, is not accepted.

Previously on November 6, 2006 and on January 30, 2007 , the American Stock Exchange ("AMEX") Listing Qualifications staff notified the Company it no longer complies with Exchange's continued listing standard due our shareholder's equity of less than $4 million and losses from continuing operations and/or losses in three out of its four most recent fiscal years, as set forth in Section 1003(a)(ii) of the Company guide; with our shareholder's equity of less than $6 million from continuing operations and/or net losses in its five most recent fiscal years, as set forth in Section 1003(a)(iii) of the Company Guide; and with our low selling price, as set forth in Section 1003(f)(v) of the Company guide, and that its securities are, therefore, subject to being delisted from the AMEX Exchange.

Pursuant to Section 1009 of the AMEX Company Guide, the Company was offered the opportunity to submit a plan of compliance advising the Exchange of action that it has taken or would take to bring the Company into compliance by May 6, 2008. On December 6, 2006, the Company submitted its plan of compliance. On January 30, 2007, the company was notified that its plan was not accepted. In accordance with Sections 1203 and 1009(d) of the Company Guide, Samaritan has a right to appeal by requesting a hearing. On February 1, 2007, the company filed the request for an appeal.

The company intends to explore listing on another exchange, such as the OTC Bulletin Board, in case the Company's appeal is unsuccessful. About Samaritan Samaritan is a small-cap Biotech, driven to discover, develop and commercialize innovative therapeutics for AIDS, Alzheimer's, Cancer and Heart disease patients. Look at http://www.samaritanpharma.com. Please register on Website so we can notify you of upcoming conference calls, news and events.
Samaritan Pharmaceuticals: "We LIV... to Save Lives."

Disclaimer

The company disclaims any information that is created by an outside party and endorses only information that is communicated by its press releases, filings and Website. This news release contains forward-looking statements that reflect management's current beliefs about the potential for its drug candidates, science and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company's business, please read the company's latest Form 10-K/A filed November 2, 2006. The company undertakes no duty to update forward-looking statements.

Contact:
Samaritan Pharmaceuticals, Inc. (AMEX:LIV)
Richard Brown
(702) 735-7001 rbrown@SamaritanPharma.com www.SamaritanPharma.com